Exhibit 4.1(i)

AMENDMENT NO. 1 TO CANADIAN SECURITY AGREEMENT

AMENDMENT NO. 1 TO SECURITY AGREEMENT, dated as of December 21, 2012 (this “Amendment No. 1”), is by and among Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, as collateral agent pursuant to the Canadian Security Agreement as defined below (in such capacity, together with its successors and assigns, in such capacity, “Collateral Agent”), Masonite International Corporation, a British Columbia corporation (the “Canadian Borrower”), and Les Portes Baillargeon Inc., a corporation organized under the laws of Canada (“Canadian Guarantor”).

W I T N E S S E T H :

WHEREAS, Wells Fargo Bank, as administrative agent (in such capacity, “Administrative Agent”) and issuer of letters of credit (in such capacity, “L/C Issuer”), the lenders party thereto (“Revolving Credit Lenders”), Canadian Borrower, Canadian Guarantor, Masonite Primeboard, Inc., a North Dakota corporation (“Primeboard”), Florida Made Door Co., a Florida corporation (“Florida Made”), and Masonite Corporation, a Delaware corporation (the “Lead U.S. Borrower” and, together with Primeboard and Florida Made, collectively “U.S. Borrowers”, and, together with Canadian Borrower, collectively, “Borrowers” and individually each a “Borrower”), are parties to financing arrangements pursuant to which Revolving Credit Lenders may make loans and L/C Issuer may issue letters of credit to Borrowers as set forth in the Credit Agreement dated as of May 17, 2011, by and among Administrative Agent, Revolving Credit Lenders, Borrowers, Canadian Guarantor, L/C Issuer, Bank of America, N.A., as Syndication Agent, Royal Bank of Canada and Deutsche Bank Securities Inc., as Co-Documentation Agents, and Wells Fargo Capital Finance, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Royal Bank of Canada and Deutsche Bank Securities Inc., as Joint Lead Arrangers and Joint Lead Bookrunners (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, restructured, refinanced or replaced, the “Credit Agreement”) and the other Loan Documents;

WHEREAS, Masonite Inc., a British Columbia corporation, was amalgamated with the Canadian Borrower;

WHEREAS, the Canadian Guarantor became a Loan Party pursuant to the Loan Party Accession Agreement, dated as of May 23, 2012, between Canadian Guarantor and Administrative Agent;

WHEREAS, Canadian Borrower is a party to the Canadian Security Agreement, dated as of May 17, 2011 (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, restructured, refinanced or replaced, the “Canadian Security Agreement”), by Canadian Borrower in favor of Collateral Agent;

WHEREAS, Borrowers, Canadian Guarantor, Revolving Credit Lenders, Administrative Agent and L/C Issuer have entered into Amendment No. 1 to Credit Agreement, dated of even date herewith (“Amendment No. 1 to Credit Agreement”);

WHEREAS, it is a condition precedent to the effectiveness of Amendment No. 1 to Credit Agreement that Canadian Borrower and Canadian Guarantor shall have executed and delivered this Amendment No. 1;

WHEREAS, Borrowers have requested that Collateral Agent agree to certain amendments to the Canadian Security Agreement, and Collateral Agent is willing to so agree, subject to the terms and conditions set forth herein, to make such amendments, on the terms and conditions set forth herein; and

WHEREAS, by this Amendment No. 1, Collateral Agent, Canadian Borrower and Canadian Guarantor intend to evidence such amendments;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1. Definitions.

(a) Amendments to Definitions.

(i) Cash Management Agreement. The definition of “Cash Management Agreement” in Section 1.03 of the Canadian Security Agreement is hereby amended by deleting such definition and replacing it with the following:

“Cash Management Agreement” means any agreement (a) to provide cash management services (other than Letters of Credit or Swap Contracts), including treasury, depository, controlled disbursement, lockbox, overdraft, credit or debit card, electronic funds transfer, automated clearinghouse transfer, wire transfer, e-payable services, information reporting, stop payment services, and other cash management arrangements, and (b) other banking products or services (other than Letters of Credit or Swap Agreements), including purchase cards or stored value cards.

(b) Interpretation. For purposes of this Amendment No. 1, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Canadian Security Agreement as amended by this Amendment No. 1.

2. Conditions Precedent. This Amendment No. 1 shall become effective on the first date upon which each of the following conditions precedent has been satisfied:

(a) Collateral Agent shall have received this Amendment No. 1, duly executed and delivered by Canadian Borrower and Canadian Guarantor; and

(b) the Amendment No. 1 Effective Date (as defined in Amendment No. 1 to Credit Agreement) shall have occurred.

3. General.

(a) Effect of this Amendment. Except as expressly provided herein, no other changes or modifications to the Canadian Security Agreement are intended or implied, and in all other respects the Canadian Security Agreement is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof.

(b) Governing Law. THIS AMENDMENT NO. 1 AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE PROVINCE OF BRITISH COLUMBIA (INCLUDING THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN).

(c) Binding Effect. This Amendment No. 1 shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

(d) Counterparts, etc. This Amendment No. 1 may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single amendment. This Amendment No. 1 shall constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their authorized officers as of the day and year first above written.

MASONITE INTERNATIONAL CORPORATION

By:	/s/ Joanne Freiberger
Name: Joanne Freiberger
Title: Vice President and Treasurer

LES PORTES BAILLARGEON INC.

By:	/s/ Joanne Freiberger
Name: Joanne Freiberger
Title: Vice President and Treasurer

Amendment No. 1 to Canadian Security Agreement (Masonite)

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Matt Mouledous
Name: Matt Mouledous
Title: Authorized Signatory

Amendment No. 1 to Canadian Security Agreement (Masonite)